Exhibit 99.1
Diodes Incorporated Announces Logic Products that Provide Upgrade for Industry Standard Parts
Diodes Incorporated expands into a new semiconductor category with its first standard logic product family
Dallas, Texas —June 4, 2010 —— Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today has released its very first family of single-gate logic products. Built on an advanced 5V CMOS process and offering performance enhancements over existing alternatives, the 74LVC1Gxx series provides users with the eight most popular standard logic functions in SOT25 and SOT353 package options, and the 74LVCE1GXX series offers enhanced performance versions of these same functions.
Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated said, “I’m pleased to announce Diodes’ entry into the standard logic market. The logic market represents a natural fit for Diodes’ strategic focus on high-volume standard products, and expands our serviceable available market by over 15% to an approximate $20 billion annual SAM. Furthermore, there are strong packaging synergies with our existing Analog and Discrete product lines. Many current logic suppliers are dependent on packaging subcontractors, and customers are seeing extended industry leadtimes on these products. Diodes has its own world-class cost-effective, high-volume assembly facility that’s well suited to the manufacture of low pin-count SOT25 and SOT353 packages. We’re pleased to be able to leverage this capability to provide users with an alternative source of quality, high-performance logic products.”
Suitable for use in a variety of communication, computing, consumer and networking equipment, the initial Logic product offering covers AND, NAND, OR, NOR, XOR, inversion and buffering functions. The single-gate products are cost effective replacements for industry standard parts in point-of-application general purpose logic, level shifting and signal isolation applications.
At 1.65V to 5.5V, the operating voltage range of the 74LVC1Gxx series is wide, enabling it to support both portable battery operated and traditional 5V applications. To address higher performance application requirements, the 74LVCE1Gxx extended specification products operate down to 1.4V, and provide a 30% enhancement in switching speeds at 1.8V as compared to the standard LVC family. Both families have 5.5V tolerant inputs, enabling the creation of voltage translation solutions.
In many applications, the logic products will draw less than 1µA of supply current, ensuring low power consumption. Their IOFF output circuitry means that the output is disabled when the device is powered down, preventing damaging backflow current from entering the device or unnecessarily loading shared signal lines. Further information is available on the Company’s website at www.diodes.com/logic.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Dallas, Texas. Design, marketing, and engineering centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Julie Holland	Leanne K. Sievers
VP, Worldwide Analog Products	EVP, Investor Relations
P: 972-385-2810	P: 949-224-3874
E: pressinquiries@diodes.com	E: lsievers@sheltongroup.com